News Release
CONTACT:	Steve Dale (Media) (612) 303-0784 Judith T. Murphy (Analysts) (612) 303-0783

U.S. BANCORP RECEIVES APPROVAL TO REDEEM $6.6 BILLION OF PREFERRED STOCK FROM THE U.S. TREASURY
DEPARTMENT

MINNEAPOLIS, (June 9, 2009) – U.S. Bancorp announced today that it has received approval from the U.S. Treasury Department to redeem the $6.6 billion of preferred stock issued to the Treasury under the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008. Upon completion of the redemption of the preferred stock, U.S. Bancorp will also give notice to the Treasury of its intent to repurchase the 10-year warrant issued in conjunction with the preferred stock, which entitles the Treasury to purchase shares of U.S. Bancorp common stock.

“Today’s approval to repay the TARP capital reaffirms the value and strength of U.S. Bancorp’s diversified business mix and on-going commitment to prudent risk management. We have successfully positioned the company to manage through this highly stressed environment, as well as to capitalize on future opportunities,” said Richard K. Davis, chairman, president and chief executive officer of U.S. Bancorp. “We have satisfied all of the requirements set by the U.S. Treasury and our regulators to gain approval to repay the TARP capital, including passing the Supervisory Capital Assessment Program, or ‘stress test,’ issuing senior unsecured, non-FDIC guaranteed debt, issuing new common equity and finally, submitting a comprehensive plan to maintain our historically strong capital levels. The repayment of the TARP capital will provide U.S. Bancorp with both independence and strategic flexibility, and we fully expect to continue to vigorously offer lending opportunities to our credit-worthy consumer, small business, corporate and institutional customers, invest for future growth and support the U.S. government’s overall efforts to stimulate the economy. Further, the funds we are now returning to the U.S. Treasury can be used to support other economic recovery efforts.”

Upon completion of this transaction and consistent with the accounting requirements for all Capital Purchase Program redemption transactions, U.S. Bancorp will include in its computation of earnings per diluted common share the impact of a deemed dividend of $153 million, representing the unaccreted preferred stock discount remaining on the transaction date. This one-time deemed dividend is in addition to the second quarter 2009 accretion of the preferred stock discount and accrued preferred dividends through the transaction date, together totaling approximately $90 million.

Additionally, on May 22, 2009, the board of directors of the Federal Deposit Insurance Corporation voted to levy a special assessment on insured depository institutions. The levy is equal to five basis points of the bank’s assets minus Tier 1 capital as of June 30, 2009. Accordingly, U.S. Bancorp expects to record a pre-tax charge of approximately $125 million in the second quarter of 2009 for this FDIC special assessment. This assessment will be the primary driver of an approximately $150 million increase in FDIC expense in the second quarter over the first quarter of 2009. Together, this increase in FDIC expense and the $153 million reduction in earnings available to common shareholders resulting from the redemption of TARP securities will reduce U.S. Bancorp second quarter earnings per diluted common share by about 15 cents.

U.S. Bancorp, with $264 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States. The company operates 2,847 banking offices and 5,183 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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Forward-Looking Statements

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements in this press release cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. All forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated.

Anticipated results may be affected by a continuation of the recent turbulence in the global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities, and indirectly by affecting our counterparties and the economy generally. Dramatic declines in the housing market in the past year have resulted in significant write-downs of asset values by financial institutions. Concerns about the stability of the financial markets generally have reduced the availability of funding to certain financial institutions, leading to a tightening of credit, reduction of business activity, and increased market volatility. There can be no assurance that any governmental program or legislation will help to stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely impact our business. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently enacted legislation, by changes in the creditworthiness and performance of our counterparties, and by changes in the competitive landscape. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile,” and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.